EXHIBIT 99.1
GEOGLOBAL ANNOUNCES ADDITIONAL AWARD
OF AN OIL & GAS LICENSE IN ISRAEL

Calgary, Alberta, Canada, June 22, 2010 – GeoGlobal Resources Inc. (GeoGlobal or the Company) (NYSE/Amex: GGR) announces that by letter dated June 16, 2010, the Israel Petroleum Commissioner’s office has notified a consortium, which includes GeoGlobal, of the award of a petroleum license to one shallow water offshore license known as the “Samuel” license.

Certain of the definitive documents have not been made available to the Company.  Upon such time that the documents are available to the Company, a further press release will be issued.

The Samuel license covers an area of approximately 400 square kilometers and is located in the Levantine Basin.  The license stretches an area from the shoreline to approximately 10 kilometers off the western coast of Israel in the Mediterranean Sea in water depths between the shoreline and approximately 100 meters.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas through exploration and development in India and Israel. The Company has been focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise, and Rajasthan basin areas in India.

Forward Looking Statements
Some statements in this press release may contain forward looking information. These statements may address future events and conditions and as such, could involve inherent risks and uncertainties. Our actual results of oil and gas exploration and development activities could be significantly different from any results anticipated. Our exploration and development activities involve highly speculative exploration opportunities that involve material risks. Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. The filings may be viewed at http://www.sec.gov and www.sedar.com.  The Company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves on an annual basis.

For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Dave Feick, Managing Director, Western Canada
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 403 218-2839 Fax: +1 403 218-2830 Email: dfeick@equicomgroup.com